Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

SpatiaLight, Inc.
Novato, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 6, 2002, relating to the consolidated financial statements of SpatiaLight, Inc. appearing in Amendment No. 5 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2001. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO SEIDMAN, LLP
San Francisco, California

September 19, 2002